(d)(1)(D)(i)

May 1, 2019

Voya Investors Trust

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

By this letter dated May 1, 2019, we have agreed to waive a portion of the management fee payable to us under the Investment Management Agreement, dated May 1, 2017, between Voya Investments, LLC and Voya Investors Trust (the “Agreement”), with respect to VY® BlackRock Inflation Protected Bond Portfolio (the “Portfolio”), a series of Voya Investors Trust, in the amount of 0.04% per annum.  By this letter, we agree to waive that fee for the period from May 1, 2019 through May 1, 2020.

Voya Investments, LLC acknowledges that any fees waived during the term of this letter shall not be eligible for recoupment at any time in the future.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of Voya Investors Trust.

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Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

By:	/s/ Todd Modic
Todd Modic
Senior Vice President
Voya Investments, LLC

Agreed and Accepted:

Voya Investors Trust

(on behalf of the Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President